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                                                                      EXHIBIT 12
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                                              BUILDING MATERIALS CORPORATION OF AMERICA
                                                 RATIO OF EARNINGS TO FIXED CHARGES

                                                             (Unaudited)
                                                   (Thousands, except ratio data)

                                                                             Nine Months Ended         Pro Forma
                                                                             -----------------  ------------------------
                                                                              Oct.     Sept.             Nine     Nine
                                          Year Ended December 31,              1,       29,      Year   Months   Months
                                -------------------------------------------
                                 1991     1992     1993     1994     1995     1995     1996     1995     1995     1996
                                -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
INCOME (LOSS)
   BEFORE INCOME
   TAXES                         11,709   23,144   32,982   27,819   16,549   16,644   26,956   (9,143)    (757)  20,229
ADD:
   INTEREST EXPENSE               4,613    3,623    2,045   13,149   24,822   18,203   23,741   32,805   24,633   28,346
   INTEREST
     COMPONENT OF
     RENTAL EXPENSE               1,813    1,984    2,091    2,366    2,329    1,676    2,210    2,806    2,105    2,210
                                -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
EARNINGS
   AVAILABLE FOR
   FIXED CHARGES                 18,135   28,751   37,118   43,334   43,700   36,523   52,907   26,468   25,981   50,785
                                =======  =======  =======  =======  =======  =======  =======  =======  =======  =======

FIXED CHARGES:
-------------

INTEREST EXPENSE                  4,613    3,623    2,045   13,149   24,822   18,203   23,741   32,805   24,633   28,346
ADD:
   CAPITALIZED
     INTEREST                         0        0      178      413      499      367      366      499      367      366
   INTEREST
     COMPONENT OF
     RENTAL EXPENSE               1,813    1,984    2,091    2,366    2,329    1,676    2,210    2,806    2,105    2,210
                                -------  -------  -------  -------  -------  -------  -------  -------  -------  -------

TOTAL FIXED CHARGES               6,426    5,607    4,314   15,928   27,650   20,246   26,317   36,110   27,105   30,922
                                =======  =======   ======   ======   ======  =======   ======  =======   ======  =======


RATIO OF EARNINGS
   TO FIXED CHARGES                2.82     5.13     8.60     2.72     1.58     1.80     2.01      -        -       1.64
                                =======   ======  =======   ======  =======   ======    =====   ======   ======   ======

EARNINGS INADEQUATE TO
  COVER FIXED CHARGES                                                                            9,642    1,124
                                                                                                ======   ======
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